Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lance, Inc.:
We consent to the use of our report dated February 23, 2009, with respect to the consolidated balance sheets of Lance, Inc. and subsidiaries as of December 27, 2008 and December 29, 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the fiscal years in the three-year period ended December 27, 2008, and the related financial statement schedule “Valuation and Qualifying Accounts,” and the effectiveness of internal control over financial reporting of Lance, Inc. as of December 27, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Prospectus.
Our report refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109,” effective December 31, 2006. Additionally, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006, and the recognition and disclosure provisions of Statement of Financial Accounting Standards, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” as of December 30, 2006.
/s/ KPMG LLP
Charlotte, North Carolina
February 23, 2009